Exhibit 99.1

HireRight Board of Directors Authorizes Additional $25 Million Share Repurchase Program

Nashville, Tenn. – September 12, 2023 - HireRight Holdings Corporation (NYSE: HRT) ("HireRight" or the "Company"), a leading provider of background screening services, today announced its Board of Directors has authorized an additional $25 million share repurchase program.

Under the repurchase program, the Company may purchase shares of its common stock on a discretionary basis from time to time through open market repurchases or privately negotiated transactions, or other means, including through Rule 10b5-1 trading plans. The timing and actual number of shares repurchased will depend on a variety of factors, including stock price, trading volume, market conditions and other general business considerations. The repurchase program may be modified, suspended, or terminated at any time.

Repurchases under this program may be funded from the Company’s existing cash and cash equivalents and future cash flows. As of September 11, 2023, the Company had approximately $53 million in cash and cash equivalents.

This program follows a $100 million share repurchase program announced on November 14, 2022 and completed on June 22, 2023, and a $25 million share repurchase program announced on June 22, 2023 and completed on August 28, 2023, pursuant to which the Company repurchased, in the aggregate, a total of 11,674,540 shares at an average price, including commissions, of $10.71 per share.

About HireRight

HireRight is a leading global provider of technology-driven workforce risk management and compliance solutions. We provide comprehensive background screening, verification, identification, monitoring, and drug and health screening services for approximately 37,000 customers across the globe. We offer our services via a unified global software and data platform that tightly integrates into our customers’ human capital management systems enabling highly effective and efficient workflows for workforce hiring, onboarding, and monitoring. In 2022, we screened over 24 million job applicants, employees and contractors for our customers and processed over 107 million screens. For more information, visit www.HireRight.com or contact InvestorRelations@HireRight.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws related to the size, duration, mechanics, and funding of the repurchase program. These forward-looking statements are not guarantees. They reflect our current expectations and projections with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from expectations or results projected or implied by forward-looking statements. Among other things, we may terminate the repurchase plan early for various reasons, including a decision to allocate available cash to purposes other than the repurchase program, or the market price of our stock may increase to a level above the limit we may set for the repurchase plan from time to time, and in any event we may repurchase fewer shares and/or spend less money on repurchases than contemplated by the program. Also, there can be no assurances about any positive anticipated effects of the repurchase program.

For more information on the business risks we face and factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K filed with the SEC on March 10, 2023, in particular the sections of that document entitled “Risk Factors,” “Forward-Looking Statements,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and other filings we make from time to time with the SEC. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 99.1
Contacts:
Investors:
InvestorRelations@HireRight.com
+1 949-528-1000

Media:
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